Exhibit 4.2

ING AMERICA INSURANCE HOLDINGS, INC.

EQUITY COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

ING AMERICA INSURANCE HOLDINGS, INC.

EQUITY COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

ARTICLE I

BACKGROUND AND PURPOSE

Section 1.1.     Background of the Plan.

ING America Insurance Holdings, Inc. (the “Company”) has, through its affiliated companies, maintained a long-term incentive plan. The Company decided to adopt the ING America Insurance Holdings, Inc. Equity Compensation Plan effective January 1, 2000. The Company has decided to amend and restate the Plan, effective January 1, 2008. Awards granted under the Plan prior to January 1, 2008, shall remain in effect.

Section 1.2.     Purpose of the Plan.

The purpose of the Plan is to provide certain key Employees with additional compensation to reward them for their performance and to provide them with an additional incentive to enhance the value of the Company, their Employer and Affiliates.

Section 1.3.     Form of Awards.

Awards under the Plan may be made in various forms and contain terms specific to that Award, each as more fully described below.

ARTICLE II

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Where the defined meaning is intended, the term is capitalized herein.

Section 2.1.     ADS.

“ADS” means an America Depository Share evidenced by American Depositary Receipts. Each ADS represents one ordinary share capital of ING Groep N.V.

Section 2.2.     Affiliate.

“Affiliate” means any company, association, joint venture, proprietorship or partnership while it is connected with the Company through stock ownership, common control, membership in an affiliated service group, or otherwise within the meaning of Code Section 414(b), (c), (m) or (o).

Section 2.3.     Agreement.

“Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of the Participant’s Award under the Plan. Each Agreement shall, subject to the terms of the Plan, reflect the Award granted to an Employee, the terms of which may differ by individual Award.

Section 2.4.     Award.

“Award” means a Restricted Performance Unit, a Restricted ADS Unit or an Other Equity-Based Award granted under and in accordance with the terms of the Plan.

Section 2.5.     Beneficiary.

“Beneficiary” means the person or persons designated by the Participant to receive any payment under an Award as a result of his or her death. Each Participant shall designate his or her Beneficiary (or change this designation) at a time and in a manner specified by the Plan Administrator. To be effective, a beneficiary designation must be on file with the Plan Administrator at the time of the Participant’s death. If no person is designated as a Beneficiary, if a designation is revoked, if a designation is ineffective for any reason, or if no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

Section 2.6.     Cause.

“Cause” means the Participant’s (a) material breach of any employment agreement he or she has entered into with the Company, an Employer, or any Affiliate, (b) aiding and abetting a competitor of the Company, an Employer or any affiliate, (c) misappropriation (or attempted misappropriation) of funds or property of the Company, an Employer, Group or any Affiliate, embezzlement, fraudulent misrepresentation or disclosure of confidential information or trade secrets, (d) gross negligence or willful misconduct in the discharge of his or her duties and responsibilities to the Company, an Employer, Group or any Affiliate, (e) commission of any criminal act involving his or her duties and responsibilities for the Company, an Employer, Group or any Affiliate, (f) willful failure or refusal to perform his or her job duties associated with his or her position after having been notified in writing by the Company, his or her Employer, Group or an Affiliate of such failure or refusal and failing to correct the failure or refusal in the manner described in the written notification within 30 days, (g) failure to abide by the material policies of the Company, Group and/or his or her Employer, including but not limited to, the ING Code of Conduct, or (h) a similar act or failure to act that causes injury to the Company, Group, an Employer or any Affiliate, as determined by the Company in its sole discretion.

Section 2.7.     Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Section 2.8.     Committee.

“Committee” means the Compensation Committee of the Board of Directors of the Company, or its designee.

Section 2.9.     Company.

“Company” means ING America Insurance Holdings, Inc.

Section 2.10.     Disability.

“Disability” means, with respect to any Participant, permanent and total disability as defined under the Participant’s Employer’s Long-Term Disability Plan, regardless of whether the Participant actually participates in that plan, or if the Employer has no such long-term disability plan, as determined by the Company in its sole discretion.

Section 2.11.     Employee.

“Employee” means an individual employed by an Employer.

Section 2.12.     Employer.

“Employer” means the Company or an Affiliate that elects to become a party to the Plan with the approval of the Company.

Section 2.13.     Fair Market Value.

“Fair Market Value” means the fair market value of ADSs as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of an ADS shall be the average of the highest and lowest prices of an ADS, as quoted on the New York Stock Exchange, on the last trading day prior to the date the determination of Fair Market Value is being made.

Section 2.14.     Group.

“Group” means ING Groep N.V.

Section 2.15.     Participant.

“Participant” means an individual receiving any Award under the Plan.

Section 2.16.     Plan.

“Plan” means the ING America Insurance Holdings, Inc. Equity Compensation Plan, as in effective from time to time.

Section 2.17.     Plan Administrator.

“Plan Administrator” means the individual or individuals delegated administrative authority with respect to the Plan, pursuant to Section 8.1.

Section 2.18.     Restricted ADS Unit.

“Restricted ADS Unit” means an unfunded, unsecured contractual promise of the Company to pay to a Participant, at the times, in the manner, and subject to the conditions set forth in the Plan and/or an Agreement, ADSs; provided, however, that the Committee may, in its sole discretion, permit a Participant to elect to have his or her payment with respect to a Restricted ADS Unit in cash in an amount equal to the Fair Market Value of the ADSs that otherwise would be payable to the Participant. Generally, a Participant’s right to payment shall be conditioned on the continued performance of services for the Company, an Employer, Group or an Affiliate.

Section 2.19.     Restricted Performance Unit.

“Restricted Performance Unit” means an unfunded, unsecured contractual promise of the Company to pay to a Participant, at the times, in the manner, and subject to the conditions set forth in the Plan and/or an Agreement, ADSs; provided, however, that the Committee may, in its sole discretion, permit a Participant to elect to have his or her payment with respect to a Restricted ADS Unit in cash in an amount equal to the Fair Market Value of the ADSs that otherwise would be payable to the Participant. Generally, a Participant’s right to payment shall be conditioned on the satisfaction of specified performance goals.

Section 2.20.     Retirement.

“Retirement” means, beginning January 1, 2004, Termination of Employment on or after attaining age 55 (age 60 for years prior to January 1, 2004) and completion of at least 5 years of service. For these purposes, years of service shall have the same meaning as in the ING Americas Retirement Plan, as in effect from time to time. Effective January 1, 2007, a Participant does not have to commence benefits under the ING Americas Retirement Plan in order to be considered retired for purposes of the Plan. Prior to January 1, 2007, a Participant had to commence benefit payments under the ING Americas Retirement Plan to be considered retired.

Section 2.21.     Termination of Employment.

“Termination of Employment” means the Participant incurs a termination from employment event, as determined by the Company in its sole discretion.

ARTICLE III

AWARDS

Section 3.1.     Eligible Employee.

Any Employee who is selected by the Company and confirmed by the Committee shall be eligible to receive an Award under the Plan.

Section 3.2.     Nature of Awards.

Awards may be made in Restricted Performance Units, Restricted ADS Units and/or an Other Equity-Based Award as provided in this Plan. Awards granted under the Plan shall be evidenced by an Agreement in such form as the Committee may determine. There is no requirement that Awards granted contain the same terms and conditions, although the Agreement shall comply with the terms of the Plan as in effect from time to time.

Section 3.3.     Timing and Amount of Awards.

Awards under the Plan shall be made at such times, in such amounts, and subject to such terms and conditions as the Committee, in its sole discretion, shall determine.

ARTICLE IV

TERMS APPLICABLE TO RESTRICTED PERFORMANCE UNITS

Section 4.1.     Timing of Restricted Performance Unit Awards.

Restricted Performance Units shall be awarded prior to the beginning of the performance cycle or performance period to which they relate.

Section 4.2.     Performance Conditions.

(a)

The right of a Participant to receive ADSs in connection with any award of Restricted Performance Units, and the timing thereof, shall be subject to such performance conditions as may be specified by the Committee and set forth in the Participant’s Agreement.

(b)	The Committee may use such business criteria, individual performance, and/or other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Unless otherwise provided in an Agreement, the performance goals applicable to Restricted Performance Units shall be based on a measure or measures established by the Committee prior to the beginning of the performance cycle or performance period, and calculated in accordance with the relevant Agreement. Such performance criteria may include, but not be limited to, the performance of the Company, the Participant’s Employer and the Participant’s individual performance during the performance cycle or performance period.

Section 4.3.     Timing of Payment.

Payment of ADSs in connection with Restricted Performance Units will be made as soon as administratively practicable after the determination of the extent to which the performance goals for the performance period or performance cycle related to such Restricted Performance Units have been satisfied; provided, however, that such payment shall not be made later than 2-1/2 months following the date on which such determination is made. Effective January 1, 2005, a Participant shall not be able to defer payments of Awards made on or after that date.

Section 4.4.     Amount of Payment.

(a)

The actual number of ADSs paid to a Participant in connection with an Award of Restricted Performance Units shall depend on the extent to which the performance goals set forth in the Agreement have been determined by the Committee to be satisfied.

(b)

Notwithstanding and provision of the Plan to the contrary, if the Company terminates the Plan, payment will be made with respect to all outstanding Restricted Performance Units as though the performance goals were met at the “target” level, as set forth in the Agreement; provided, however, that the Agreement may provide that in the event of a termination of the Plan, that the amount of the payment shall be prorated to reflect the number of full months of the performance cycle or performance period relating to the Restricted Performance Units that were completed as of the date the Plan is terminated.

(c)

Notwithstanding any provision of the Plan to the contrary, if a Participant’s employment with the Company, an Employer, Group and all Affiliates is terminated as a result of death, Disability or Retirement, as of the end of any performance cycle that began at least 12 months before the Participant’s Termination of Employment date, the Participant shall receive payment equal to the amount the Participant would have received if his or her employment had not terminated; provide, however, that the Agreement may provide that in the event of Termination of Employment as a result of death, Disability or Retirement, the amount of the payment shall be prorated to reflect the number of full months of the performance cycle or performance period relating to the Restricted Performance Units that were completed as of the Termination of Employment date.

(d)	Notwithstanding any provision of the Plan to the contrary, a Participant shall forfeit all rights to all of his or her Restricted Performance Unit

Awards in the event of a voluntary Termination of Employment or a Termination of Employment for Cause.

ARTICLE V

TERMS APPLICABLE TO RESTRICTED ADS UNITS

Section 5.1.     Timing of Restricted ADS Unit Awards.

Restricted ADS Units shall be awarded at such time or times as the Committee in its sole discretion determines.

Section 5.2.     Vesting.

(a)

The right of a Participant to receive ADSs in connection with any award of Restricted ADS Units, and the timing thereof, shall be subject to the Participant’s performance of continued service as may be specified by the Committee and set forth in the Participant’s Agreement. Except as set forth in this Section 5.2, a Participant shall forfeit the right to payment with respect to an Award of Restricted ADS Units to the extent the Participant incurs a Termination of Employment prior to completing the period of service specified in the Agreement relating to such Restricted ADS Units; provided, however, that the Agreement may provide that in the event of Termination of Employment, including on Retirement, prior to completing the period of service specified in the Agreement, the amount of the payment shall be prorated to reflect the number of full months of the service period relating to the Restricted ADS Units that were completed as of the Termination of Employment date.

(b)

A Participant (or, in the event of a Participant’s death, his or her Beneficiary) shall have a fully vested right to all Restricted ADS Units awarded to him or her in the event (1) the Participant incurs a Termination of Employment as a result of death or Disability, or (2) a transaction is consummated that results in the majority of the ordinary shares of Group ceasing to be held by Stichting Administratiekantoor ING Groep, and within two (2) years after the consummation of such transaction the Plan is terminated, or (c) the Plan is deemed to be terminated as of a date on which the Company or its successor attempts to rescind more than one-half of the total number of Restricted ADS Units outstanding under Awards granted under the Plan as of that date. Notwithstanding the foregoing, an Agreement entered into prior to January 1, 2008 may provide that full vesting shall occur if the Plan is terminated within four (4) years of a transaction described in Section 5.2(b)(2) being consummated.

(c)

A Participant shall have a fully vested right to all Restricted ADS Units awarded to him or her in the vent of an involuntary Termination of Employment other than for Cause; provided, however, that the Agreement may provide that in the event of an involuntary Termination of Employment other than for Cause prior to completing the period of service specified in the Agreement, the amount of the payment shall be prorated to reflect the number of full months of the service period relating to the Restricted ADS Units that were completed as of the Termination of Employment date.

(d)

Notwithstanding any provision of the Plan to the contrary, a Participant shall forfeit all of his or her outstanding Restricted ADS Unit Awards in the event of a voluntary Termination of Employment or a termination of employment for Cause.

Section 5.3.     Timing of Payment.

Payment of ADSs in connection with Restricted ADS Units shall be made as soon as administratively practicable after the Participant becomes vested in all or a portion of his or her Restricted ADS Units; provided, however, that such payment shall not be made later than 2-1/2 months following the date on which vesting shall occur. Effective January 1, 2005, a Participant shall not be able to defer payments of Awards made on or after that date.

ARTICLE VI

TERMS APPLICABLE TO OTHER EQUITY-BASED AWARDS

Section 6.1.     Terms Applicable to Other Equity-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, value in whole or in part by reference to, or otherwise based on, or related to, ADSs, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into ADSs, purchase rights for ADSs, Awards with value and payment contingent upon performance of the Company, an Employer, Group, the Participant, or any and all other factors designated by the Committee, and Awards valued by reference to a formula value of ADSs or the value of securities of or the performance of specified Affiliates or subsidiaries. The Committee shall determine the terms and conditions of such Awards in its sole discretion. ADSs delivered pursuant to this Section 6.1 shall be purchased by the Participant for such consideration, paid for at such times, by such methods, and in such forms, including without limitation, cash, ADSs, other Awards, or other property, as the Committee in its sole discretion shall determine. Cash awards, as an element or supplemental to any other Award made under the Plan, may also be granted pursuant to this Section 6.1.

ARTICLE VII

PROVISIONS APPLICABLE TO AWARDS GENERALLY

Section 7.1.     Nontransferability of Awards Other Than On Death.

No Restricted Performance Units, Restricted ADS Units, or any other Award made under the Plan or any rights evidenced thereby shall be transferable or otherwise subject to alienation, encumbrance or assignment by the Participant, including but not limited to, in connection with a divorce or separation, and any attempt to do so shall be of no effect, provided, however, that the rights under an Agreement may be transferred pursuant to the laws of descent and distribution to the Participant’s Beneficiary in the event of the Participant’s death. Notwithstanding the foregoing, at the time payment is otherwise required to be made under the Agreement, any amount due and owing to the Company, an Employer, Group or an Affiliate may be withheld and applied to such amount without the consent of the Participant (or in the event of the Participant’s death, his or her Beneficiary).

Section 7.2.     Adjustments.

(a)

In the event that any dividend or other distribution (whether in the form of cash, ADSs, bearer depositary receipts or Group, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the ADSs, bearer depositary receipts or ordinary shares of Group, such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and kind of ADSs that may be delivered in connection with Awards granted after the date of such occurrence, (2) the number and kind of ADSs subject to or deliverable in respect to outstanding Awards, and (3) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award.

(b)

The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in Restricted Performance Unit Awards (including but not limited to performance goals), in recognition of unusual or nonrecurring events (including but not limited to events described in Section 7.2(a) as well as acquisitions and dispositions of businesses and assets) affecting the Company, an Employer, Group or any Affiliate, or the financial statements of the Company, an Employer, Group or any Affiliate, or in response to changes to applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant and other circumstances deemed relevant by the Committee.

Section 7.3.     Cancellation and Rescission of Awards.

Unless the Participant’s Agreement specifies otherwise, the Committee may, in its sole discretion, cancel any unexpired, unpaid or deferred Awards at any time and for any or no reason. In addition, to the extent specifically provided in an Agreement, the Company will have the right to rescind any Award or any payment made in connection with an Award if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan.

Section 7.4.     Taxes.

Payments made pursuant to an Award granted under the Plan shall be subject to federal, state, local and/or foreign tax reporting and withholding, as applicable. A Participant shall be permitted to elect how he or she shall satisfy his or her withholding obligation by either electing to sell all or a sufficient number of ADSs to satisfy his or her tax withholding obligation or by providing the Plan Administrator with a check for the applicable amount. The Company or an Employer is authorized to withhold from any Award granted, any payment relating to an Award, including from a distribution of ADSs or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with transactions involving an Award, and to take such other actions as the Committee may deem advisable to enable the Company, Employers, Group, Affiliates and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes, but is not limited to, the authority to withhold or receive ADSs or other property, to direct the sale of ADSs which is determined as having at least the Fair Market Value sufficient to meet such tax and/or withholding obligations, and to make cash payments in respect thereof, in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis, as determined in the sole discretion of the Committee.

Section 7.5.     Trading Restrictions.

In the event that the Company, an Employer, Group, an Affiliate or a Participant is subject to trading prohibitions at the time payment is required to be made under an Agreement, such that payment or distribution cannot be made, whether such restriction is imposed by applicable securities laws, a trading policy established by the Company, an Employer, Group or an Affiliate (sometimes referred to as a “blackout period”), the distribution shall be made as soon as practicable after the blackout period ends. Notwithstanding the foregoing, the Company shall, in the event the Company determines to permit a Participant to elect to receive part or all of his or her vested Award in cash, solicit the Participant’s election prior to the imposition of a blackout period, with such election being irrevocable at the time received by the Company. The Company shall implement this election during the blackout period, unless prohibited by applicable securities law. If a transaction to sell ADRs is completed during the blackout period, distribution of the cash proceeds, less applicable taxes and deductions, shall be made as soon as administratively practicable after the effective date of the transaction.

Section 7.6.     Covenants.

The Committee, in its sole discretion, may include in an Agreement restrictive covenants concerning nondisclosure of Company confidential information (including but not limited to, trade secrets such as customer lists, sales or marketing plans, and pricing information), no competition with the Company, an Employer, Group and/or Affiliate, no interference with employees and/or customers of the Company, an Employer, Group or an Affiliate, or such other provisions as the Committee deems appropriate or desirable.

The Committee, in its sole discretion, may include in an Agreement restrictive covenants concerning nondisclosure of Company confidential information (including but not limited to, trade secrets such as customer lists, sales or marketing plans, and pricing information), no competition with the Company, an Employer, Group and/or an Affiliate, no interference with employees and/or customers of the Company, an Employer, Group or an Affiliate, or such other provisions as the Committee deems appropriate or desirable.

Section 7.7.     Block Trades.

The Committee or Plan Administrator, as the case may be, shall have the authority to engage in block trading whereby the trades with respect to more than one Participant are transacted at the same time. In the event of a block trade, all Participants whose transaction is a part of the block trade shall receive the average price for his or her ADRs that were part of the block trade.

ARTICLE VIII

ADMINISTRATION

Section 8.1.     Administration.

The Plan will be administered by the Committee. The Committee may, in its sole discretion, delegate any or all of its administrative authority with respect to the Plan to one or more individuals, who shall act as the Plan Administrator. Any action or actions taken by the Plan Administrator consistent with the delegation or authority shall be deemed to be an action by the Committee and shall be binding on all affected persons, including but not limited to Participants. The Company shall indemnify and hold harmless the Committee, the Plan Administrator and its individual members and delegates against any loss or other liability incurred with the discharge of their obligations with respect to this Plan except to the extent such loss or liability results from willful misconduct.

Section 8.2.     Interpretation.

The Committee, or if applicable, the Plan Administrator, shall have the full power and authority to interpret, in its sole discretion, the provisions of the Plan and any Agreements, including the ability to resolve any ambiguities, inconsistencies or omissions, and to determine any and all questions arising under the Plan or such Agreements. All such interpretations, determinations and decisions of the Committee shall be final, conclusive and binding on all persons having an interest under the Plan or an Award, including but not limited to, Participants.

Section 8.3.     Amendment and Termination.

The Company reserves the right to amend, modify or terminate the Plan or an Award at any time for any or no reason and without prior notice to the Participant; provided, however, that without the written consent of a Participant, no amendment, modification or termination shall adversely affect the Participant’s rights under any Award previously granted to the Participant.

ARTICLE IX

MISCELLANEOUS PROVISION

Section 9.1.     Certain Rules of Construction.

Whenever the context requires, the singular includes the plural, the plural includes the singular, and the gender or any pronouns includes the other gender. Titles and captions of or in this plan are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Plan or the intent of any of its provisions.

Section 9.2.     Right to Terminate Employment.

Nothing in this Plan or in any Award or Agreement shall confer on any Participant the right to continue as an employee of the Company, an Employer, Group or an Affiliate or affect the right of an Employer to terminate the Participant’s employment at any time. At all times a Participant remains an “at will” employee.

Section 9.3.     Severability.

Any determination by any court of competent jurisdiction of the invalidity of any provisions of this Plan that is not essential to accomplishing the purposes of this Plan shall not affect the validity of any other provision of this Plan, which shall remain in full force and effect and which shall be construed so as to be valid under applicable law. The invalidity of this Plan with respect to any Participant shall not in any respect whatsoever affect the rights and obligations of any other Participant.

Section 9.4.     Waiver.

The failure of any person at any time to require performance of any provision on this Plan or an Agreement shall in no manner affect the right of such person or any other person to enforce the same. No waiver by any person of any provisions (or a breach of any provision) of this Plan, whether by conduct or otherwise, in any one of more instances shall be (or shall be deemed or construed) either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Plan.

Section 9.5.     Controlling Law.

This Plan is governed by, and shall be construed and enforced in accordance with, the laws of the State of Georgia, excluding choice of law provisions.

Section 9.6.     Not an ERISA Plan.

This Plan is not intended to be, nor shall it be deemed to be, a retirement or welfare benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Section 9.7.     Entire Agreement.

This document and any Agreements executed hereunder in accordance with Section 3.2 shall constitute the entire agreement between the Company and any Participant with respect to the Plan. To be effective, a modification to an Agreement or the Plan must be evidenced by a writing signed by the Company. No oral modification shall be effective or binding on the Company, an Employer, Group, an Affiliate or a Participant.

* * *

IN WITNESS WHEREOF, ING America Insurance Holdings, Inc. has caused this instrument to be executed by its duly authorized officer effective as of January 1, 2008.

ING AMERICA INSURANCE HOLDINGS, INC.
By: /s/	William Delahanty
William Delahanty
Title:	SVP, Rewards & HR Operations

Date:	July 28, 2008